FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record Third Quarter and Nine Month 2014 Results
Company Delivers Third Consecutive Record Quarter As Part of WH Group’s Global Platform

SMITHFIELD, Virginia (November 7, 2014)-Smithfield Foods, Inc., a wholly owned subsidiary of WH Group Limited (HKEX: 288), today reported record 2014 third quarter results. All comparisons are to the third quarter of 2013. Sales for the third quarter of 2014 were $3.7 billion, up 11%. Net income was $155.3 million, compared to net income of $35.4 million last year.

Highlights

•	Net income +340% to record $155.3 million

•	Sales +11% to $3.7 billion

•	Consolidated operating profit +218% to $250.1 million; earnings higher in every business segment

◦	Packaged Meats operating profit +43%

◦	Hog Production operating profit +188%; record high

◦	International operating profit +133%

◦	Fresh Pork results +$10.4 million

•	Packaged meats volume +4%; continued market share and distribution gains

•	Reduced debt by $377 million since WH Group merger

◦	Debt to adjusted EBITDA declined to 2.8x below 3.0x target

Following are the company's sales, operating profit (loss) and margin by segment (dollars in millions):

	Three Months Ended				Nine Months Ended
	September 28, 2014		September 26, 2013		September 28, 2014		September 26, 2013
	(unaudited)
Sales:
Fresh Pork	$1,444.3		$1,296.7		$4,437.2		$3,808.3
Packaged Meats	1,733.8		1,508.7		5,010.5		4,553.7
Hog Production	803.2		840.0		2,509.7		2,531.4
International	439.3		395.4		1,240.0		1,128.5
Total segment sales	4,420.6		4,040.8		13,197.4		12,021.9
Intersegment	(718.3)		(703.6)		(2,259.0)		(2,020.0)
Consolidated	$3,702.3		$3,337.2		$10,938.4		$10,001.9

Operating profit (loss) and margin %:
Fresh Pork	$(12.5)	-1%	$(22.9)	-2%	$76.1	2%	$(20.0)	-1%
Packaged Meats	111.3	6%	77.6	5%	330.1	7%	296.4	7%
Hog Production	139.6	17%	48.5	6%	278.1	11%	18.7	1%
International	40.3	9%	17.3	4%	111.1	9%	35.1	3%
Corporate	(28.6)		(41.9)		(88.7)		(103.0)
Consolidated	$250.1	7%	$78.6	2%	$706.7	6%	$227.2	2%

Note: Smithfield’s results were prepared in accordance with accounting principles generally accepted in the United States (US GAAP). WH Group prepares its consolidated results in accordance with International Financial Reporting Standards (IFRS). Accordingly, Smithfield’s results reported herein differ from Smithfield’s results contained in WH Group’s consolidated financial statements, which include certain adjustments in order to conform to IFRS.

C. Larry Pope, president and chief executive officer, commented on Smithfield’s record results for the third consecutive quarter: “We continue to improve our operating performance across all business segments and our record results reflect the sustained progress the company is making to realize efficiencies and strengthen our market position. We are also benefitting from a favorable operating environment with tight supplies and strong demand both domestically and internationally.”

“Most importantly, momentum in our value-added packaged meats business continues to accelerate. Margins were resilient in the face of extremely high raw material costs and we realized volume, market share and distribution gains across a number of our core brands and strategic product categories. These developments underscore the evolution of Smithfield into more of a branded packaged meats company. I am extremely proud of the progress we have made in this area and applaud our team for this ongoing achievement,” he said.

Business Segment Discussion

Third Quarter Results

Fresh Pork
Fresh pork operating margins increased to (1)%, or $(2) per head. Seasonally, fresh pork margins trough in the third quarter. Results improved, however, over the same period last year, as lower domestic protein production and solid global demand supported a 19% jump in the USDA pork cutout. The company processed 9% fewer hogs, as the effects of PEDv disrupted pig flows, although higher hog weights provided a counterbalance and offset a portion of the reduced supplies. Foodservice sales volume and dollars grew.

Packaged Meats
Packaged meats operating margins were 6%, or $.18 per pound, notwithstanding significantly higher input costs. Volume grew 4% with double digit increases in bacon, spiral hams, hotdogs, precooked sausage, precooked entrees and precooked ribs. Retail and foodservice volume and dollars were notably higher, as were branded packaged meats sales. Retail branded sales volume of the company’s Armour, Cook’s, Farmland, Healthy Ones, Kretschmar and Margherita brands expanded.

The company gained market share in the following strategic product categories: Smithfield bacon, Curly’s BBQ, Eckrich cooked dinner sausage, Kretschmar deli meats, Margherita dry sausage and Farmland and Smithfield ham steaks. It also expanded distribution of Smithfield and Farmland bacon, Curly’s BBQ, Eckrich cooked dinner sausage, Margherita dry sausage and Farmland ham steaks. In the hotdog category, Smithfield gained significant volume, market share and distribution because of its long-term agreement with Nathan's Famous.

Hog Production
Hog production operating margins were record high at 17%, or $42 per head. Results were fueled by the combination of operational improvements that are driving productivity gains and favorable market conditions. Year over year, live hog market prices increased 17% to $85 per hundredweight primarily due to PEDv, which resulted in reduced hog supplies. Raising costs declined 7% to $65 per hundredweight. Head sold dropped 14%, but 4% heavier weights offset a portion of the volume loss attributable to PEDv.

International
International operating margins grew to 9% due to significantly higher sales volume and lower raw material costs in the company’s eastern European operations as well as an increase in equity income from its joint ventures in Mexico.

Outlook
“Looking forward, we will continue to sharpen our strategic focus and drive operational improvements across our entire platform. Our most exciting growth prospect is the ongoing development of our packaged meats business. With the integration of two of our independent operating companies, we have improved our competitive cost structure and aligned our organization to better serve our customers’ needs. We will continue to strengthen our consumer-focused marketing programs and promote innovation to improve our product mix toward branded, value-added products. Consequently, we expect to deliver modest volume growth and very solid packaged meats margins, even in the midst of the highest raw materials cost we have ever experienced,” Mr. Pope remarked.

“Barring a reemergence of PEDv, which remains a real wild card, we could see modest pork production expansion in 2015, although lower prices should spur additional export demand. Identifying and executing synergistic opportunities with WH Group and Shuanghui, our sister company in China, also remains a priority and an opportunity to bolster profitability. At the same time, our cost structure should benefit from a record large US corn and soybean crop. With the harvest well underway, corn and soybeans continue to trade near 5-year lows. All of this should allow us to maintain normalized fresh pork margins and above normalized hog production margins,” he stated.

Mr. Pope concluded, “A combination of operating initiatives and synergies should continue to fuel very strong earnings for Smithfield for the remainder of 2014 and beyond.”

About Smithfield Foods
Smithfield Foods is a $14 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. These risks and uncertainties include, but are not limited to, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to realize the anticipated strategic benefits of the acquisition of Smithfield Foods, Inc. by WH Group, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in Smithfield's Transition Report on Form 10-K for the eight months ended December 29, 2013. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that we make speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions)

	Three Months Ended		Nine Months Ended
	September 28, 2014	September 26, 2013	September 28, 2014	September 26, 2013
	(unaudited)
Sales	$3,702.3	$3,337.2	$10,938.4	$10,001.9
Cost of sales	3,248.3	3,048.6	9,619.2	9,148.1
Gross profit	454.0	288.6	1,319.2	853.8
Selling, general and administrative expenses	218.4	194.7	653.0	616.6
Merger related costs	—	18.0	—	18.0
Income from equity method investments	(14.5)	(2.7)	(40.5)	(8.0)
Operating profit	250.1	78.6	706.7	227.2
Interest expense	39.3	33.6	120.5	121.3
Non-operating gain	—	—	(1.1)	—
Income before income taxes	210.8	45.0	587.3	105.9
Income tax expense	55.5	9.6	183.8	19.9
Net income	$155.3	$35.4	$403.5	$86.0

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com